Exhibit 99.2

VistaGen Completes $10 Million Public Offering

South San Francisco, CA (May 16, 2016) – VistaGen Therapeutics, Inc. (NASDAQ: VTGN) (VistaGen), a clinical-stage biopharmaceutical company dedicated to developing and commercializing innovative product candidates for patients with diseases and disorders involving the central nervous system (CNS), today announced the completion of its previously announced underwritten public offering of 2,352,942 shares of its common stock and warrants to purchase up to 2,352,942 shares of common stock. The underwriters have been granted an option to purchase up to 352,942 additional shares of common stock and 352,942 warrants to cover over-allotments. The warrants have an exercise price of $5.30.

The gross offering proceeds to VistaGen were approximately $10 million, before deducting underwriting discounts and offering expenses. VistaGen intends to use the net proceeds of the offering to fund research and development, including Phase 2b clinical development of its oral prodrug candidate, AV-101, initially for the adjunctive treatment of major depressive disorder in patients with an inadequate response to standard antidepressants, as well as other general capital needs.

Chardan Capital Markets, LLC and WallachBeth Capital, LLC acted as joint book running managers for the offering.

The shares and warrants described above were offered by VistaGen pursuant to a registration statement previously filed with, and subsequently declared effective by the Securities and Exchange Commission (SEC). Copies of the final prospectus relating to the offering may be obtained from the offices of Chardan Capital Markets, LLC, 17 State Street, Suite 1600, New York, NY 10004, telephone: (646) 465-9000 or email, prospectus@chardancm.com, or WallachBeth Capital, LLC, 100 Wall Street, Suite 6600, New York, NY 10005, telephone: (646) 998-7605 or cap-mkts@wallachbeth.com, or the SEC’s website at http://www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale is not permitted.

About VistaGen
VistaGen Therapeutics, Inc. is a clinical-stage biopharmaceutical company dedicated to developing and commercializing innovative product candidates for patients with diseases and disorders involving the CNS. VistaGen’s lead product candidate, AV-101, is a next generation, orally available prodrug in Phase 2 development, initially for the adjunctive treatment of MDD in patients with an inadequate response to standard antidepressants. AV-101 is currently being evaluated in an ongoing Phase 2a clinical study being conducted by Principal Investigator, Dr. Carlos Zarate, Chief, Section on the Neurobiology and Treatment of Mood Disorders and Chief of Experimental Therapeutics and Pathophysiology Branch at the U.S. National Institute of Mental Health (NIMH), and fully funded by the NIMH.

For more information, please visit www.vistagen.com and connect with VistaGen on Twitter, LinkedIn and Facebook.

Forward-Looking Statements
The statements in this press release that are not historical facts may constitute forward-looking statements that are based on current expectations and are subject to risks and uncertainties that could cause actual future results to differ materially from those expressed or implied by such statements. Those risks and uncertainties include, but are not limited to, risks related to VistaGen’s successful Phase 2 clinical development of AV-101 for the treatment of MDD and other CNS diseases and disorders, protection of its intellectual property, and the availability of substantial additional capital to support its operations, including the development activities described above. These and other risks and uncertainties are identified and described in more detail in VistaGen’s filings with the Securities and Exchange Commission (SEC). These filings are available on the SEC’s website at www.sec.gov. VistaGen undertakes no obligation to publicly update or revise any forward-looking statements.

Investor Contact
Jenene Thomas
Jenene Thomas Communications, LLC
Phone: +1 (908) 938-1475
Email: jenene@jenenethomascommunications.com

Source: VistaGen Therapeutics, Inc.
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